Exhibit 10.6

February 22, 2014

Dr. Jamey Skillings

947 Coast Blvd South

La Jolla, CA 92037

Re:	Employment Terms

Dear Dr. Skillings,

Tocagen Inc. (the “Company”) is pleased to offer you the position of Senior Vice President and Chief Medical Officer on the following terms, and is looking forward to your joining our outstanding team.

You will be responsible for the duties described in Appendix A, and will report to our Chief Executive Officer. You will work as an exempt employee at our facility located in San Diego, California. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your compensation rate will be $325,000 annually, less payroll deductions and all required withholdings, prorated for any partial year of employment on the basis of a 365-day fiscal year. You will be eligible for an annual target bonus of $75,000 based on the achievement of mutually acceptable goals developed by you and Dr. Gruber, and the Company’s achievement of its corporate goals. For the first year of employment, this bonus will be pro-rated based upon your actual start date. You will be eligible for the Company’s standard health and welfare benefits, including medical and dental insurance. Details about these benefits will be provided in Summary Plan Descriptions and the Employee Handbook. The Company may change compensation and benefits from time to time in its discretion.

The Company is building a culture committed to excellence and the highest of ethical standards. We believe ownership of Tocagen Inc. common stock is a key element of supporting this culture, and this offer of employment includes an opportunity for you to be awarded stock options to acquire common stock in the Company. Specific information on the stock option component of your employment offer will be covered in a separate letter.

As a Company employee, you will be expected to abide by all Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. As a condition of employment, you must read, sign and comply with the attached Employee Proprietary Information and Inventions Agreement which, among other things, prohibits unauthorized use or disclosure of Company proprietary information and protects the Company’s rights in its intellectual property.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the

Tocagen Inc. 3030 Bunker Hill St., Suite. 230 San Diego, CA 92109 Main (858) 412-8400 Fax (858) 412-8499 www.tocagen.com

Dr. Skillings-Page 2

February 22, 2014

Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose.

You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

Your employment relationship is at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by the Chief Financial Officer or Chief Executive Officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and by the Chief Financial Officer or Chief Executive Officer of the Company.

Please sign and date this letter and the enclosed Employee Proprietary Information and Inventions Assignment Agreement, and return them to me by February 27, 2014, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on April 1, 2014.

We enthusiastically look forward to you joining us at Tocagen!

Sincerely,

/s/ Harry Gruber Dr. Harry E. Gruber, Chief Executive Officer

Accepted:

/s/ Jamey R. Skillings Dr. Jamey Skillings	February 27, 2014 Date

Attachments:	Appendix A Proprietary Information and Inventions Agreement

TOCAGEN INC.

Appendix A

Dr. Skillings

As our Tocagen Senior Vice President and Chief Medical Officer, you will report to the Chief Executive Officer of the Company. As a member of the leadership team, you will be responsible for the development, implementation and management of all clinical activities involving the organization’s investigative products. This will include development of clinical strategies, medical affairs oversight, development plans, protocol design, and assessment of study results.

February 22, 2014

Dr. Jamey Skillings

947 Coast Blvd South

La Jolla, CA 92037

Re:	Tocagen Stock Option Awards

Dear Dr. Skillings,

Should you accept the offer of employment with Tocagen Inc. (the “Company”), and subject to approval by the Company’s Board of Directors (the “Board”), the Company expects to award you an option to purchase 300,000 shares of the Company’s common stock at a purchase price per share equal to the fair market value of the Company’s common stock as determined by the Board as of the next stock option award date.

Your stock option award is currently expected to be made subject to the Company’s incentive plan and will be subject to various terms and conditions, including a four-year vesting schedule under which twenty-five percent (25%) of your stock option award will vest (become exercisable) after twelve months of employment, with the remainder vesting thereafter in equal monthly installments on the last calendar day of each month, until either fully vested or your employment ends, whichever occurs first.

The Company believes that employee equity ownership is an important element of our culture of excellence, and hopes you will share our view as a new Tocagen employee.

Sincerely,

/s/ Harry Gruber Dr. Harry E. Gruber, Chief Executive Officer

Tocagen Inc. 3030 Bunker Hill St., Suite. 230 San Diego, CA 92109 Main (858) 412-8400 Fax (858) 412-8499 www.tocagen.com